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Exhibit 99

PRIMEDIA TO OFFER $275 MILLION OF SENIOR FLOATING RATE NOTES
IN A PRIVATE TRANSACTION

        New York, NY (May 5, 2004)—PRIMEDIA Inc. (NYSE: PRM) today announced that it will commence an offering of $275 million principal amount of Senior Floating Rate Notes Due 2010 to be offered in a Rule 144A private transaction. The proceeds of the offering will be used to partially repay indebtedness under PRIMEDIA's bank credit facility and reduce the outstanding amounts of its senior notes or preferred stock. The Senior Floating Rate Notes will bear interest equal to three-month LIBOR plus a fixed percentage.

        This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. PRIMEDIA is offering the securities in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The securities to be offered will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About PRIMEDIA

        PRIMEDIA is the leading targeted media company in the United States. With 2003 revenues of $1.3 billion, our properties comprise more than 200 brands that connect buyers and sellers in more markets than any other media company through our print publications, Web sites, events, newsletters and video programs in four market segments:

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  Enthusiast Media includes more than 120 consumer magazines, their Web sites and About.com, and is the #1 special interest magazine publisher in the U.S. with well-known brands such as Motor Trend, Automobile, Creating Keepsakes, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile and Surfer.

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  Consumer Guides is the #1 publisher of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Homes Guide and the #1 distributor of free consumer publications through its proprietary distribution network in more than 16,000 locations.

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  Business Information is a leading information provider in more than 20 business market sectors with 78 magazines, 108 websites, 23 events, and 53 directories and data products.

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  Education and Training includes Channel One, a proprietary network to secondary schools; Films Media Group, a leading distributor of educational videos; and Workplace Learning, a group of employee training networks.

        PRIMEDIA's stock symbol is NYSE: PRM.

        This release contains certain forward-looking statements concerning PRIMEDIA's operations, economic performance and financial condition. These statements are based upon a number of assumptions and estimates, which are inherently subject to uncertainties and contingencies, many of which are beyond the control of the company, and reflect future business decisions, which are subject to change. Some of these assumptions may not materialize, and unanticipated events will occur which can affect the company's results.

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        Contact: Elliot Sloane, Sloane & Company, 212-446-1860, esloane@sloanepr.com

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PRIMEDIA TO OFFER $275 MILLION OF SENIOR FLOATING RATE NOTES IN A PRIVATE TRANSACTION